CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 78 to Registration Statement No. 002-99473 on Form N-1A of our report dated August 24, 2015, relating to the financial statements and financial highlights of BlackRock New York Municipal Opportunities Fund of BlackRock Multi-State Municipal Series Trust (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended June 30, 2015. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 28, 2015